AMENDMENT

TO

AMENDED AND RESTATED
EMPLOYEE STOCKHOLDERS AGREEMENT

     AMENDMENT TO AMENDED AND RESTATED EMPLOYEE STOCKHOLDERS AGREEMENT, dated as of June 28, 2004 (the “Amendment”), by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), Kelso Investment Associates V, L.P., a Delaware limited partnership (together with Kelso Equity Partners V, L.P., a Delaware limited partnership, “Kelso”), Endo Pharma LLC, a Delaware limited liability company (“Endo LLC”) and the stockholders of the Company set forth on Exhibit A hereto (each, an “Amending Stockholder,” and collectively the “Amending Stockholders”).

     WHEREAS, the Company, Kelso, Endo LLC and the Amending Stockholders are parties to that certain Amended and Restated Employee Stockholders Agreement, dated as of July 14, 2000, as amended on June 5, 2003 (the “Employee Stockholders Agreement”);

     WHEREAS, the Company, Kelso, Endo LLC and the Amending Stockholders desire to amend the Employee Stockholders Agreement pursuant to Section 7.5 thereof, to clarify the scope of certain rights granted thereunder in connection with Endo LLC’s sales of the Company’s common stock;

     WHEREAS, the Amending Stockholders beneficially own, in the aggregate, a majority of the shares of the Company’s common stock owned by all “Employee Stockholders,” as such term is defined in the Employee Stockholders Agreement, as of the date hereof; and

     WHEREAS, all capitalized terms used in this Amendment, and not otherwise defined herein, shall have the meanings assigned to them in the Employee Stockholders Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in this Amendment, the parties hereto agree that the Employee Stockholders Agreement is hereby amended as follows:

1. A new Section 5.6(d) will be added to the Employee Stockholders Agreement and shall hereafter read in full as follows:

     “(d) Shelf-Registration. Notwithstanding anything to the contrary contained in this Agreement, if the Company agrees to register shares of Common Stock on behalf of Endo LLC pursuant to a shelf registration statement (a “Shelf Registration Statement”) under Rule 415 of the Act (other than a registration pursuant to the Endo LLC Registration Rights Agreement) and such Shelf Registration Statement provides for, among other things, sales by Endo LLC through one or more (including any combination thereof) (i) block trades, (ii) underwritten offerings, (iii) derivative transactions with third parties, or (iv) other types of hedging transactions (each, a “Take-down Transaction”), then Endo LLC agrees that at least 15% of the aggregate number of shares of Common Stock to be sold in any Take-down Transaction will be available for sale by Employee Stockholders and “Management Stockholders” (as such term is defined in the Principal Stockholders Agreement) in accordance with the rights, procedures and limitations set forth in Schedule 1 attached hereto. If the Company registers shares of Common Stock on behalf of Endo LLC pursuant to a Shelf Registration Statement, neither the filing nor the effectiveness of such Shelf Registration Statement shall be a Demand Registration and the rights and procedures outlined in Section 5.6(b) hereof shall not be triggered by the filing or effectiveness of such Shelf Registration Statement. Each time a Take-down Transaction occurs under a Shelf Registration Statement, the consummation of each Take-down Transaction shall not be a Demand Registration and the rights and procedures outlined in Section 5.6(b) hereof shall not be triggered by the consummation of such transaction; provided, that:

     (A) Each time a Take-down Transaction occurs under a Shelf Registration Statement, the rights and procedures outlined in Section 5.6(b) shall not apply to such Take-down Transaction and the rights, limitations and procedures outlined in this Section 5.6(d) and Schedule 1 attached hereto shall apply to all Take-down Transactions consummated under a Shelf Registration Statement.

     (B) Each time shares of Common Stock are included in a Take-down Transaction, and then actually sold in such Take-down Transaction, the transfer restrictions contained in Section 1.1 hereof shall no longer apply to such shares of Common Stock; provided, however, that notwithstanding the foregoing, such sale restrictions shall continue to apply if the sale of such shares of Common Stock in a Take-down Transaction would result in a “matching opposite-way” transaction under Section 16 of the Securities Exchange Act of 1934, as amended from time to time.”

2. NATURE OF AMENDMENT. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Employee Stockholders Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employee Stockholders Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Employee Stockholders Agreement specifically referred to in this Amendment. All future references to the Employee Stockholders Agreement or any document which references or incorporates the Employee Stockholders Agreement shall be deemed to refer to the Employee Stockholders Agreement as amended by this Amendment.

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